Exhibit h.4(v)

KOPP FUNDS, INC.

THIRD AMENDMENT

TO THE

FULFILLMENT SERVICING AGREEMENT

THIS THIRD AMENDMENT, dated as of September 30, 2003, to the Fulfillment Servicing Agreement dated as of October 1, 1997, as amended (the “Agreement”), by and between Kopp Funds, Inc., Kopp Investment Advisors, Inc., Centennial Lakes Capital, Inc. and U.S. Bancorp Fund Services, LLC, shall be as follows:

1.  Effective September 30, 2003, Kopp Investment Advisors, Inc., a Minnesota corporation, merged with and into Kopp Investment Advisors LLC, a Minnesota limited liability company.  As a result, Kopp Investment Advisors LLC succeeded to all the rights and assumed all of the liabilities of Kopp Investment Advisors, Inc.  Accordingly, as of the date hereof, Kopp Investment Advisors LLC will be the successor party to Kopp Investment Advisors, Inc. under the Agreement.

2.  Effective September 30, 2003, Centennial Lakes Capital, Inc., a Minnesota corporation, merged with and into Centennial Lakes Capital LLC, a Minnesota limited liability company.  As a result, Centennial Lakes Capital LLC succeeded to all the rights and assumed all of the liabilities of Centennial Lakes Capital, Inc.  Accordingly, as of the date hereof, Centennial Lakes Capital LLC will be the successor party to Centennial Lakes Capital, Inc. under the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

KOPP FUNDS, INC.

KOPP INVESTMENT ADVISORS LLC

By: /s/ L.C. Kopp

By: /s/ L.C. Kopp

Attest: /s/ K.S. Tillotson

Attest: /s/ K.S. Tillotson

CENTENNIAL LAKES CAPITAL LLC

U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Flakne

By: /s/ Joseph Neuberger

Attest: /s/ K.S. Tillotson

Attest: /s/ Douglas G. Hess